(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information of our report dated December 23, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Report to Shareholders of Goldman Sachs Asia Equity Fund. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 21, 2014